Exhibit 99.1

Express Scripts Elects Tim Wentworth to Board of Directors

ST. LOUIS, June 12, 2015 — Express Scripts Holding Company (NASDAQ: ESRX) today announced that its Board of Directors has elected Tim Wentworth to the Board.

Mr. Wentworth is currently the President of Express Scripts, a role he has held since 2014. He has management responsibility for all aspects of the company’s core business, and reports directly to George Paz, Express Scripts’ Chairman and CEO.

“We are pleased to welcome Tim to the Express Scripts Board of Directors, and appreciate the combination of strategic leadership, unique insights and industry expertise he brings to our Board,” said Mr. Paz. “Tim and I have worked closely together to develop and execute a long-term growth strategy that leverages our core strengths, establishes new innovative solutions and makes medicine affordable and accessible for payers and patients.”

Prior to his appointment as President, Mr. Wentworth served as Senior Vice President and President, Sales and Account Management, with responsibility for Express Scripts’ core sales and account management teams, including employer groups, health plans, and new sales. In addition to sales and account management, he is currently responsible for information technology, operations, research and new solutions, home delivery and specialty pharmacies, and supply chain management.

Mr. Wentworth joined Express Scripts following the company’s merger with Medco Health Solutions, Inc. in April 2012. He previously led Medco’s employer and key accounts organizations for nearly 14 years, and also served as President and CEO of Accredo, the company’s specialty pharmacy. Prior to that, Mr. Wentworth spent five years at Mary Kay, Inc., where he initially served as Senior Vice President of Human Resources and subsequently as President, International. He also held roles of increasing responsibility in a nine-year career in human resources management at PepsiCo. He earned an associate’s degree in business from Monroe Community College and a bachelor’s degree in industrial and labor relations from Cornell University.

“We have appreciated working with Tim since the merger was completed, and all of us on the Board believe he is a strategic leader and a valuable addition to the Board,” said Thomas P. Mac Mahon, lead independent director of the Express Scripts Board of Directors. “We look forward to our continued collaboration with him and the company’s senior leadership team as we capitalize on Express Scripts’ many future growth opportunities.”

About Express Scripts

Express Scripts makes the use of prescription drugs safer and more affordable, managing more than one billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – Express Scripts brings the best value, high-quality service and specialized, clinical care to those we serve.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information about Express Scripts, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

MEDIA CONTACT:

Brian Henry

314-684-6438

bhenry@express-scripts.com

INVESTOR CONTACT:

Chris McGinnis

314-810-3115

investor.relations@express-scripts.com